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                                                                  Exhibit 10.70

April 9, 2001

Mr. Arthur Birkins
252 Seventh Avenue
Apt. 14 J
New York, N. Y. 10001

Dear Art:

Holcombe and I are looking forward to you becoming a valuable member of the WestPoint Stevens management team. I personally know that you can add incremental value to our overall business. Please accept this letter as confirmation of your acceptance of the position Senior Vice President, Basic Bedding for WestPoint Stevens. Your annual base compensation will be $225,000. In addition, you will be a participant in our Management Incentive Program (MIP) at level one which can generate a maximum payout of 100% of your base pay. The MIP plan has entry levels that begin at a 25% payout. The Plan is base on achieving budgeted annual earnings per share. As an added incentive to accept our position WestPoint Stevens has guaranteed a minimum MIP payout of 30% of your base compensation or $67,500 payable in the normal MIP pay cycle for the year 2001.

In addition to the cash consideration above, the Company will grant you options to purchase 50,000 shares of WestPoint Stevens common stock at the current market value. Such options would vest over the next five years with 10,000 shares vesting immediately. The plan allows you the right to exercise vested options over a 10-year period. Additional options can be awarded each year at the discretion of the Board of Directors. You will also be eligible to participate in an additional program referred to as the "Stock Bonus Plan". If certain predetermined annual earnings per share are achieved, as a participant you can receive a stock bonus equivalent up to 80% of your base compensation. The Board of Directors approves this annual earnings target.

To allow you a certain comfort level associated with this type of career change, we will provide you with an interim severance plan. If WestPoint Stevens releases you during the first two years of employment, you will be paid a severance of twelve months salary. In year three and thereafter the amount becomes six months. If you choose to leave, the Company will not be responsible for any severance. In addition to the severance plan, you will be entitled to paid vacation in accordance with the policies of the Company as in
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effect with respect to other senior executives, but in no event shall such vacation time be less than four weeks per calendar year.

Under the right leadership, WestPoint Stevens will have a very bright future. I am confident that you will contribute greatly to this process. If you have any immediate questions, I can be reached at 212-930-3428 (office), 212-842-2758 (N.Y. apt.) or 704-846-7191 (Charlotte). Please feel free to call.

Sincerely,



/s/ M. L. Fontenot
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M. L. Fontenot

Copies:
Holcombe Green